Exhibit 10.8

Ralliant Corporation

Non-Employee Directors’ Deferred Compensation Plan

Effective June 28, 2025

Article 1.	Introduction.

The primary purpose of this Ralliant Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Sub-Plan”) is to provide non-employee directors of Ralliant Corporation, a Delaware corporation (the “Company”), with the opportunity to elect, subject to the terms of this Sub-Plan, to receive: (A) the Annual Retainer in the form of one of the following: (i) a Cash Retainer, (ii) an Equity Retainer or (iii) a combination of a Cash Retainer and an Equity Retainer, and (B) the Annual Equity Grant in the form of an Equity Retainer.

The Sub-Plan was established under, and constitutes a part of, the Stock Incentive Plan. For the avoidance of doubt, the Sub-Plan is subject to all applicable terms of the Stock Incentive Plan.

Article 2.	Definitions

Capitalized terms not otherwise defined herein shall have the same meanings set forth in the Stock Incentive Plan. Whenever used herein, the following terms shall have the meanings set forth below, and when the defined meaning is intended, the term is capitalized:

(a)	“Administrator” means the Administrator as defined in the Stock Incentive Plan and shall include any employee of the Company to whom the Administrator has delegated certain administrative functions related to the operation and maintenance of the Sub-Plan.

(b)	“Annual Equity Grant” shall have the meaning ascribed to it in the Director Compensation Policy.

(c)	“Annual Board Chair Retainer” shall have the meaning ascribed to it in the Director Compensation Policy.

(d)	“Annual Committee Chair Retainers” shall have the meaning ascribed to it in the Director Compensation Policy.

(e)	“Annual Retainer” shall have the meaning ascribed to it in the Director Compensation Policy.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Cash Retainer” shall have the meaning ascribed to it in the Director Compensation Policy.

(h)	“Deferral Year” means the period beginning on the date of an annual shareholders meeting and ending on the date of the next subsequent annual shareholders meeting.

(i)	“Director” means each member of the Board who (i) is not an employee of the Company or any of its subsidiaries, and (ii) receives any portion of the Annual Retainer and/or Annual Equity Grant for service on the Board.

(j)	“Director Compensation Policy” means the Ralliant Corporation Director Compensation Policy, as it may be amended and/or restated from time to time.

(k)	“Effective Date” means June 28, 2025, except that elections under the Sub-Plan are permitted prior to such date.

(l)	“Equity Retainer” shall have the meaning ascribed to it in the Director Compensation Policy.

(m)	“RSU” shall have the meaning ascribed to it in the Stock Incentive Plan.

(n)	“Separation from Service” shall mean a “separation from service” from the Company and its affiliates within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time (“Code Section 409A”).

(o)	“Stock Incentive Plan” means, as of the Effective Date, the Ralliant Corporation 2025 Stock Incentive Plan, as it may be amended and/or restated from time to time. The term “Stock Incentive Plan” shall also automatically apply to any successor plan to the Ralliant Corporation 2025 Stock Incentive Plan and to any new stock plan adopted by the Company under which Directors are eligible to be granted RSUs.

Article 3.	Eligibility and Participation

3.1           Eligibility. Each person who is or becomes a Director on or after the Effective Date shall be eligible to participate in the Sub-Plan.

3.2           Inactive Director. In the event a Director terminates service with the Board, he or she shall have no further rights to make elections hereunder.

Article 4.	Opportunity to Elect the Form of Annual Retainer and Annual Equity Grant

4.1           Timing of Elections: Generally. All elections shall be made on the form, in the manner and within the time period prescribed by the Company. A Director may make a separate election with respect to each Deferral Year (or applicable calendar year). Unless a new election is made for a Deferral Year (or applicable calendar year), a Director’s election shall carry over from Deferral Year (or applicable calendar year) to Deferral Year (or applicable calendar year).

4.2           Timing of Elections: Annual Retainer.

(a)	During the election window provided by the Company each year (which must end no later than December 31) (the “Election Window”), a Director may elect to receive his or her Annual Retainer payable to the Director with respect to the Deferral Year that commences in the following calendar year in one of the following forms: (i) a Cash Retainer, paid in four, equal installments following each quarter of service during the Deferral Year, (ii) an Equity Retainer granted concurrently with the corresponding Annual Equity Grant made during the calendar year in which the Deferral Year commences and with the number of RSUs subject to such Equity Retainer determined based on the amount of his or her Annual Retainer in the same manner that the number of RSUs subject to the Annual Equity Grant is determined based on the target value for the Annual Equity Grant set forth in the Director Compensation Policy, or (iii) a combination of Cash Retainer and Equity Retainer, with the allocation between the Equity Retainer and the Cash Retainer determined by the Director and with the number of RSUs subject to the portion of the Director’s Annual Retainer that the Director has allocated to the Equity Retainer being determined in the same manner that the number of RSUs subject to the Annual Equity Grant is determined under the Director Compensation Policy, taking into account the applicable percentage of the target value of his or her Annual Retainer that the Director has allocated to the Equity Retainer. In the event that a Director does not make an affirmative and timely election on the form of payment of the Annual Retainer with respect to a Deferral Year, the Director shall be deemed to have elected the Cash Retainer for such Deferral Year. Further, any Annual Board Chair Retainer and/or Annual Committee Chair Retainers that become determined as to a Director after the time of an Annual Equity Grant to such Director shall be payable in cash notwithstanding any contrary election by such Director. Any election made under this Sub-Plan shall be irrevocable as of the end of the Election Window, or such December 31, as specified by the Company.

(b)	If an individual is elected or appointed as a Director other than at an annual shareholders meeting of the Company, then such individual may elect, prior to the effective date of such election or appointment, to receive his or her Annual Retainer in one of the following forms: (i) a Cash Retainer, paid in up to four, equal installments following each quarter of service during the Deferral Year, (ii) an Equity Retainer granted concurrently with the corresponding Annual Equity Grant made during the calendar year in which the Deferral Year commences and with the number of RSUs subject to such Equity Retainer determined based on the amount of his or her Annual Retainer in the same manner that the number of RSUs subject to the Annual Equity Grant is determined based on the target value for the Annual Equity Grant set forth in the Director Compensation Policy, or (iii) a combination of Cash Retainer and Equity Retainer, with the allocation between the Equity Retainer and the Cash Retainer determined by the Director and with the number of RSUs subject to the portion of the Director’s Annual Retainer that the Director has allocated to the Equity Retainer being determined in the same manner that the number of RSUs subject to the Annual Equity Grant is determined under the Director Compensation Policy, taking into account the applicable percentage of the target value of his or her Annual Retainer that the Director has allocated to the Equity Retainer. In the event that a Director does not make an affirmative and timely election on the form of payment of the Annual Retainer with respect to a Deferral Year, the Director shall be deemed to have elected the Cash Retainer for such Deferral Year. Such election shall be irrevocable immediately prior to the date the individual becomes a Director.

4.3           Timing of Elections: Annual Equity Grant.

(a)	During the Election Window, a Director may elect to receive his or her Annual Equity Grant that would have been granted in the following calendar year in the form of an Equity Retainer, which shall be granted at the same time that the Annual Equity Grant would have been made and with the number of RSUs subject to such Equity Retainer equal to the number of RSUs that would have been subject to the Annual Equity Grant as set forth in the Director Compensation Policy. In the event that a Director does not make an affirmative and timely election to receive the Annual Equity Grant in the form of an Equity Retainer, the Director shall be deemed to have elected to receive the Annual Equity Grant for the applicable calendar year in the manner set forth in the Director Compensation Policy (i.e., with the shares underlying the RSUs issued and delivered upon vesting). Any election made under this Sub-Plan shall be irrevocable as of the end of the Election Window, or such December 31, as specified by the Company.

(b)	If an individual is elected or appointed as a Director other than at an annual shareholders meeting of the Company, then such individual may elect, prior to the effective date of such election or appointment, to receive his or her Annual Equity Grant in the form of an Equity Retainer, which shall be granted at the same time that the Annual Equity Grant would have been made and with the number of RSUs subject to such Equity Retainer equal to the number of RSUs that would have been subject to the Annual Equity Grant as set forth in the Director Compensation Policy. In the event that a Director does not make an affirmative and timely election to receive the Annual Equity Grant in the form of an Equity Retainer, the Director shall be deemed to have elected to receive the Annual Equity Grant for the applicable calendar year in the manner set forth in the Director Compensation Policy (i.e., with the shares underlying the RSUs issued and delivered upon vesting). Such election shall be irrevocable immediately prior to the date the individual becomes a Director.

(c)	For the avoidance of doubt, any election to receive the Annual Equity Grant in the form of an Equity Retainer shall be made with respect to 100% of the Annual Equity Grant.

4.4           Terms of RSU Awards. All Equity Retainers granted hereunder will be subject to the terms and conditions of the form of RSU grant agreement as in effect for Directors as of the date the election is made. In addition, at the time a Director makes an election hereunder, he or she may elect whether to have his or her Equity Retainer settled on the first, third or fifth anniversary of his or her Separation from Service rather than on the first day of the seventh month following his or her Separation from Service, provided that the Director shall be required to make the same settlement election with respect to all of his or her Equity Retainers that relate to the same year (i.e., whether such Equity Retainer relates to the Annual Retainer under Section 4.2(a) or (b) hereof or the Annual Equity Grant under Section 4.3(a) or (b) hereof). If a Director makes such payment election, then his or her RSU grant agreement will be revised to reflect such election, subject to earlier payment on the date of the Director’s death.

Article 5.	Miscellaneous

5.1           Unfunded Plan. The Sub-Plan constitutes an unfunded, unsecured promise of the Company to make distributions in the future of the amounts deferred under the Sub-Plan and is intended to constitute a nonqualified deferred compensation plan that is unfunded for tax purposes. Nothing contained in the Sub-Plan and no action taken pursuant to the provisions of the Sub-Plan shall create, or be construed to create, a trust of any kind, a fiduciary relationship between the Company and any Director or any other person. No special or separate fund shall be established or other segregation of assets made to assure payment of deferred amounts hereunder. No Director or any other person shall have any preferred claim on, or beneficial ownership interest in, any assets of the Company prior to the time that deferred amounts are paid to the Director as provided herein. The rights of a Director to receive benefits from the Company shall be no greater than any general unsecured creditor of the Company.

5.2           Service as a Director. Neither the establishment of the Sub-Plan, nor any action taken hereunder, shall in any way obligate (a) the Company to nominate a Director for reelection or to continue to retain a Director; or (b) a Director to agree to be nominated for reelection or to continue to serve on the Board.

5.3           Section 409A Requirements. If this Sub-Plan fails to meet the requirements of Code Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Director by Code Section 409A, and the Director shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Code Section 409A.

5.4           Amendment and Termination. The Sub-Plan may be amended or terminated in accordance with the provisions of the Stock Incentive Plan.